EXHIBIT 10.3

GOLDEN MINERALS COMPANY

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Award Agreement”) is made effective as of the [DAY] day of [MONTH] [YEAR] (the “Grant Date”), between Golden Minerals Company, a Delaware corporation (the “Company”), and [NAME] (the “Participant”).

RECITAL

The Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through the award of restricted stock units (“Restricted Stock Units”), pursuant to the terms and conditions of this Award Agreement and the Golden Minerals Company 2023 Equity Incentive Plan, as amended and restated from time to time (the “Plan”).  Any capitalized terms otherwise not defined herein shall have the meaning set forth in the Plan.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.Grant of Restricted Stock Units; Vesting.
1.1The Company hereby grants to the Participant [###] Restricted Stock Units on the terms and conditions set forth in this Award Agreement.
1.2The Restricted Stock Units shall vest as follows, subject to the Participant’s continued employment with the Company or its Affiliates through each applicable vesting date: (i) fifty percent (50%) of the Restricted Stock Units shall vest on [DATE], and (ii) fifty percent (50%) of the Restricted Stock Units shall vest on [DATE].
1.3Provided the Participant remains employed by the Company or its Affiliates from the date hereof until the date of a Change of Control, all Restricted Stock Units granted hereunder shall vest and become fully nonforfeitable on the date of such Change of Control.
2.Rights of Participant.
2.1The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Common Stock issuable upon settlement of the Restricted Stock Units until such shares are issued.
2.2The Restricted Stock Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by the Plan.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Company.
3.Settlement of Restricted Stock Units.  Subject to any delay required by Section 6, below, the Company shall settle the vested Restricted Stock Units, if any, in cash or shares of Common Stock, as determined by the Administrator in its sole discretion, within thirty (30) days following the earlier of (i) the date of a Change of Control or (ii) the Participant’s “separation from service” with the Company, as defined in Treasury Regulation Section 1.409A-1(h).  The Company, in its sole discretion, may elect to deliver the shares in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Board may determine to be necessary or advisable in order to comply with applicable securities laws.  The Participant shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares on the Participant’s behalf.
4.No Right to Continued Service.  Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continued employment or service with the Company or any of its Affiliates, nor shall this Award Agreement or the Plan interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time.
5.Adjustments Upon Recapitalization.  If, by reason of a recapitalization or other change in corporate or capital structure, the Restricted Stock Units cover new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Stock Units immediately prior to such recapitalization or other change in corporate or capital structure.
6.Section 409A Compliance.  This Award Agreement is intended to comply with, or be exempt from Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. The Participant acknowledges that if the Participant is deemed a “specified employee” within the meaning of Section 409A, as determined by the Board, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon “separation from service” within the meaning of Section 409A, then to the extent this Agreement provides for “nonqualified deferred compensation” and to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death.  All installment payments under this Agreement will be deemed separate payments for purposes of Section 409A.
7.Modification of Award Agreement.  Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated,

and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
8.Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.
9.Governing Law.  This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.
10.Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors.
11.Interpretation.  This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan.  For purposes of this Award Agreement, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

GOLDEN MINERALS COMPANY

By:

Name: Warren Rehn

Title: President and Chief Executive Officer

PARTICIPANT

Name: [NAME]